Exhibit 10-c-14

ROCKWELL AUTOMATION, INC.

RESTRICTED STOCK AGREEMENT

To:

      In accordance with Section 8(a)(i) of the 2003 Directors Stock Plan (the “Plan”), Rockwell Automation, Inc. (the “Corporation”) has transferred to you as of October 1, 2003,                                shares of Common Stock of the Corporation (the “Restricted Shares”) representing $27,000 of the annual retainer as compensation for your service on the Board for the period from October 1, 2003 through September 30, 2004, with the number of Restricted Shares determined by dividing $27,000 by the closing price on the New York Stock Exchange — Composite Transactions on that date and rounding up to the next higher whole number, on and subject to the following terms and conditions:

1.	Earning of Restricted Shares

      (a) If (i) you shall continue as a director of the Corporation until you retire from the Board under the Board’s retirement policy; or (ii) you shall resign from the Board or cease to be a director of the Corporation by reason of the antitrust laws, compliance with the Corporation’s conflict of interest policies, death or disability, or (iii) a Change of Control as defined in Article III, Section 13 (I)(1) of the Corporation’s By-Laws (or any successor provision) shall occur, then you shall be deemed to have fully earned all the Restricted Shares subject to this Restricted Stock Agreement.

      (b) If you resign from the Board or cease to be a director of the Corporation for any other reason, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect to them unless the Board of Directors shall determine, in its sole discretion, that you have resigned from the Board or ceased to be a director by reason of circumstances that the Board determines not to be adverse to the best interests of the Corporation.

2.	Retention of Certificates for Restricted Shares

      Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock, other securities of the Corporation or securities of another entity (“Stock Dividends”) shall be delivered to and held by the Corporation, or shall be registered in book entry form subject to the Corporation’s instructions, until you shall have earned the Restricted Shares in accordance with the provisions of paragraph 1. To facilitate implementation of the provisions of this Restricted Stock Agreement, you undertake to sign and deposit with the Corporation’s Office of the Secretary such documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as the Corporation may reasonably request from time to time.

3.	Dividends and Voting Rights

      Notwithstanding the retention by the Corporation of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and any Stock Dividends held by the Corporation (or subject to its instructions) in accordance with paragraph 2, unless and until such shares have been forfeited in accordance with paragraph 5.

4.	Delivery of Earned Restricted Shares

      As promptly as practicable after you shall have been deemed to have earned the Restricted Shares in accordance with paragraph 1, the Corporation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) the Restricted Shares, together with any Stock Dividends then held by the Corporation (or subject to its instructions).

5.	Forfeiture of Unearned Restricted Shares

      Notwithstanding any other provision of this Restricted Stock Agreement, if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this Restricted Stock Agreement, all the Restricted Shares, together with any Stock Dividends, then being held by the Corporation (or subject to its instructions) in accordance with paragraph 2, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to the Corporation.

6.	Transferability

      The Restricted Shares and any Stock Dividends are not transferable by you otherwise than by will or by the laws of descent and distribution and shall be deliverable, during your lifetime, only to you.

7.	Withholding

      The Corporation shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this Restricted Stock Agreement, (i) to deduct from any payment otherwise due by the Corporation to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8.	Applicable Law

      This Restricted Stock Agreement and the Corporation’s obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

ROCKWELL AUTOMATION, INC.

Senior Vice President,
General Counsel and Secretary

Dated: October 1, 2003

Agreed to as of the 1st day of October, 2003

Signature

Address:

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